As filed with the Securities and Exchange
                          Commission on April 16, 1997
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                           VIMRx PHARMACEUTICALS INC.
                           --------------------------
             (Exact name of registrant as specified in its charter)



      Delaware                                                  06-1192468
     ---------                                                  ----------
 (State of incorporation or organization)                     (I.R.S. Employer
                                                             Identification No.)


2751 Centerville Road, Wilmington, Delaware                    19808
-------------------------------------------                    -----
   (Address of principal executive offices)                  (Zip Code)

If this  Form  relates  to the registration    If this Form  relates  to the
of a class of debt securities and is           registration of a class of debt
effective upon filing pursuant to General      securities and is to become
Instruction A(c)(1) please check the           effective simultaneously with the
following box.        [_]                      effectiveness of a concurrent
                                               registration statement under the
                                               Securities  Act  of 1933 pursuant
                                               to   General Instruction  A(c)(2)
                                               please check the  following  box.
                                                  |_|

Securities to be registered pursuant to Section 12(b) of the Act:



             Title of Each Class             Name of Each Exchange on Which
             to be so Registered             Each Class is to be Registered
             -------------------             ------------------------------

               Not Applicable                         Not Applicable
             -------------------             ------------------------------


Securities to be registered pursuant to Section 12(g) of the Act:

                       Common Stock Subscription Warrants
                       ----------------------------------
                                (Title of Class)
                                Page 1 of 3 Pages


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Item 1.  Description of Registrant's Securities to be Registered.

                  Each Common Stock Subscription Warrant (collectively, the "Warrants") entitles the registered holder to purchase one share of Common Stock at $1.50 per share at any time through June 20, 2006, the expiration date of the Warrants. The exercise price of the Warrants and the number and kind of shares of Common Stock or other securities and property issuable upon exercise of the Warrants are subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or capitalization of, the Common Stock, or the sale of Common Stock at less than the market price of the Common Stock other than upon exercise of options or warrants outstanding on or prior to June 21, 1996 (the date the Warrants were issued). Upon notice to the Warrantholders, the Company has the right to reduce the exercise price or extend the expiration of the Warrants.
The Warrants are not redeemable.

                  The Warrants were issued pursuant to a warrant agreement between VIMRx Pharmaceuticals Inc. (the "Registrant") and American Stock Transfer & Trust Company, the warrant agent (the "Warrant Agent"), and are evidenced by warrant certificates in registered form. The Warrants do not confer upon the holder any voting or other rights of a stockholder of the Company. The Warrants may be exercised upon surrender of the Warrant certificate evidencing such Warrants on or prior to the expiration date of such Warrants at the offices of the Warrant Agent with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified check payable to the order of the Warrant Agent) for the number of Warrants being exercised. The Warrants are not redeemable.

Item 2.  Exhibits.

                 4.4 Copy of Warrant Agreement dated June 17, 1996 between the Registrant and the Warrant Agent with Form of Warrant Certificate (1).


------------------------
         (1) Filed as the same numbered Exhibit to the Registrant's Registration Statement on Form S-3 (File No. 333-25469) and incorporated herein by reference thereto.

                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       VIMRx PHARMACEUTICALS INC.
                                       (Registrant)


                                     By: /s/ Richard L. Dunning
                                         Richard L. Dunning, President and Chief
                                          Executive Officer



Dated: June 18, 1997



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